Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-174150
Dated January 3, 2013

Final Term Sheet

4.750% Notes due 2043

Issuer:	Ford Motor Company

Principal Amount:	$2,000,000,000

Maturity:	January 15, 2043

Trade Date:	January 3, 2013

Coupon:	4.750%

Benchmark Treasury:	2.750% due August 15, 2042

Benchmark Treasury Yield and Price:	3.115%; 92-31

Yield to Maturity:	4.915%

Spread to Benchmark Treasury:	180 basis points

Settlement Date:	January 8, 2013 (T+3)

Price to Public:	97.423% of principal amount

Proceeds (Before Expenses) to Issuer:	$1,930,960,000 (96.548%)

Interest Payment Dates:	Semi-annually on each January 15 and July 15, beginning July 15, 2013

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Joint Lead Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

RBC Capital Markets, LLC

RBS Securities Inc.

Senior Co-Managers:	Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC

Junior Co-Managers:	Banco Bradesco BBI S.A. BB Securities Ltd. CIBC World Markets Corp. Commerz Markets LLC

CUSIP/ISIN:	345370 CQ1 / US345370CQ17

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc., toll-free at 1-888-603-5847; Citigroup Global Markets Inc., toll-free at 1-800-831-9146; Goldman, Sachs & Co., toll-free at 1-866-471-2526; or Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.